Schedule A

Dated July 27, 2026

To The

Expense Limitation Agreement

Dated January 25, 2013, as amended,

Between

Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Touchstone Active Bond Fund	A	0.83%	January 28, 2027
	C	1.50%
	Y	0.58%
	Institutional	0.49%
Touchstone Ares Credit Opportunities Fund	A	0.99%	January 28, 2027
	C	1.71%
	Y	0.76%
	Institutional	0.65%
	R6	0.58%
Touchstone Dividend Equity Fund	A	0.99%	January 28, 2027
	C	1.69%
	Y	0.77%
	Institutional	0.65%
	R6	0.64%
Touchstone High Yield Fund	A	0.99%	January 28, 2027
	C	1.72%
	Y	0.80%
	Institutional	0.72%
Touchstone Mid Cap Fund	A	1.21%	January 28, 2027
	C	1.96%
	Y	0.96%
	Institutional	0.89%
	Z	1.21%
	R6	0.79%
Touchstone Mid Cap Value Fund	A	1.15%	January 28, 2027
	C	1.90%
	Y	0.92%
	Institutional	0.82%
Touchstone Sands Capital International Growth Equity Fund	A	1.17%	January 28, 2027
	C	1.91%
	Y	0.90%
	Institutional	0.84%
	R6	0.78%

Touchstone Sands Capital Select Growth Fund	A	1.13%	January 28, 2027
	C	1.72%
	Y	0.84%
	Z	1.13%
	Institutional	0.76%
	R6	0.65%
Touchstone Small Cap Fund	A	1.24%	July 29, 2027
	C	1.94%
	Y	0.99%
	Institutional	0.91%
	R6	0.83%
Touchstone Small Cap Value Fund	A	1.34%	July 29, 2027
	C	1.98%
	Y	1.09%
	Institutional	0.93%
	R6	0.85%
Touchstone Ultra Short Duration Fixed Income Fund	A	0.65%	January 28, 2027
	C	1.14%
	Y	0.40%
	Z	0.65%
	S	0.90%
	Institutional	0.35%
Touchstone US Quality Bond Fund	A	0.76%	January 28, 2027
	C	1.45%
	Y	0.51%
	Institutional	0.41%
	R6	0.37%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/ Terri A. Lucas
Terri A. Lucas Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Benjamin J. Alge
Benjamin J. Alge President

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer